Exhibit 10.248

REGIONAL HEALTH	454 Satellite Blvd. NW, Suite 100, Suwanee, GA 30024 p: 678-869-5116 I f: 678-669-2716 www.regionalhealthproperties.com

PROPERTIES, INC.

September 4, 2020

Mr. Benjamin A. Waites

Dear Ben,

On behalf of Regional Health Properties, it is a pleasure to provide you with this written offer for employment as Chief Financial Officer. In this letter of agreement ("Agreement"), the terms "you" and "your" refer to you, Benjamin Waites and the terms "us," "we," and "our" refer to us, Regional Health Properties. If we have correctly reflected the entire agreement in this letter, please initial the bottom of each page, sign the last page and return a copy to Brent Morrison.

Compensation: You will be paid annually in the amount of $175,000 annually and you will also be eligible for a bonus based upon a predetermined bonus structure. Your start date will be September 8, 2020. You will be eligible for all corporate benefits including but not limited to health insurance, life insurance and other ancillary insurances such as dental and vision insurance, vacation and sick time as well as holiday pay. The company will provide the equipment necessary to perform your job.

Reimbursement of Business Expenses: Should you be required as part of your job to travel and/or incur business expenses on behalf of Regional Health Properties we will reimburse you for all reasonable and authorized business related expenses incurred by you in connection with your employment under this Agreement. Reimbursement of expenses shall be made in accordance with the Employee Expense/Travel Policy and Procedure and on the basis of itemized statements submitted by you, including actual bills, receipts, or other evidence of expenditures and shall be, in any event, subject to our general policy and procedure as now in effect and modified from time to time. For purposes of auto transportation, we will pay you at the company approved mileage rate, which changes from time to time.

Term of Agreement: This Agreement shall take effect on your first date of employment in this assignment, and shall remain in effect until terminated under the provisions of this section. You understand and acknowledge that your employment is at will, and both you and us have the right to terminate this Agreement with or without cause at any time. Neither this Agreement nor any other document created by the Company shall constitute an employment contract between you and Regional Health Properties.

REGIONAL HEALTH	454 Satellite Blvd. NW, Suite 1.00, Suwanee, GA 30024 p: 678-869-5116 I f: 678-669-2716 www.regionalhealtliproperties.com

PROPERTIES, INC.

Trade Secrets: As a condition of your employment you agree that, except in the ordinary course of business and within the scope of your employment, you will not at anytime, in any form or manner, either directly or indirectly, disclose or communicate to any person, corporation, or organization not otherwise entitled to receive such information in our best interest any information concerning our business, or that of our affiliates, including without limitation, the names of any affiliated Regional Health Properties patients, residents or employees, the fees we obtain or have obtained for our services, financial information, computer programs, marketing plans, pricing information, the existence of any discussions or facts relating thereto, our manner of operation or our plans, processes, or data of any kind. You agree not to disclose such information even if you might believe that the information about our business, or that of our affiliates, is confidential material and important and gravely effects the effective and successful conduct of our business.

Non-Solicitation: As an employee of Regional Health Properties and for a period of one year after you leave employment with us, you agree that you will not solicit or otherwise seek to induce (directly or indirectly) any person who is a customer, patient, resident, or supplier of us or any of our affiliates or client to terminate his, her, or its relationship with us or any of our affiliates, or any client nursing home with which we have a consulting agreement. You agree that any breach of the terms of this section is a material breach of this Agreement.

Non-Recruitment: You understand and acknowledge that Regional Health Properties employees are a valuable asset. Therefore, you agree that for a period of one year after leaving our employ for any reason, you will not directly or indirectly encourage, recruit, or solicit (either for you or for any other person or organization) any of our employees, or those of our client facilities or affiliates, to leave our collective employment or to join you at your new employer. You agree to inform any and all subsequent employers of your obligation in this respect, and it shall be deemed a breach of this Agreement if any such employee is recruited and hired by you or your future employer during said period in a position reporting directly to you, or once removed therefrom. Breach of this section shall entitle us to seek damages from the new employer equal to the annual compensation of the person improperly encouraged, recruited or solicited, as the case may be, as well as to initiate an action to seek injunctive relief against the new employer barring it from hiring or continuing employment of the improperly hired employee.

Return of Materials: You recognize that during your employment with us, you will have access to confidential information and material that is the property of Regional Health Properties. You hereby agree, that should we so request it at any time under this Agreement including upon termination of your employment, you shall promptly return to us all notes, memoranda, notebooks, drawings, records, reports, files and/or documents (and all copies or reproductions of such materials) including emails, manuals, correspondence and any other material in your possession or under your control, whether prepared by you or others, which contain any confidential information or trade secrets. You acknowledge that this material is solely the property of us and/or our affiliates.

REGIONAL HEALTH	454 Satellite Blvd. NW, Suite 100, Suwa nee, GA 30024 p: 678-86g-5116 I f: 678-669-2716 www.regionalhealthproperties.corn

PROPERTIES, INC.

Governing Law: The laws of the State of Georgia shall govern the performance and interpretation of the Agreement.

Miscellaneous: This Agreement shall be binding upon and shall inure to the benefit of you and us, and our respective successors, heirs, and legal representatives. If any provisions of this Agreement are held to be unenforceable for any reason by any court or tribunal, that unenforceability shall not effect the remainder of this Agreement, which shall remain in full force and effect and be enforceable in accordance with the terms. Our waiver of your breach of this Agreement, or our waiver of a breach of any similar agreement with any other employee, shall not operate as our waiver of any subsequent breach by you. This Agreement may not be changed or amended except by a subsequent agreement in writing signed by both you and us.

We are excited to have you join our team at Regional Health Properties. Please sign and date below and return one copy to me via email.

Very truly yours,

Brent Morrison

Chief Executive Officer

Regional Health Properties

I accept the position as stated above.

9/34.2.0
Benjamin A. Waites	Date

cc:HR Personnel File